EXPENSE LIMITATION AGREEMENT

                            GRAIL ADVISORS ETF TRUST

                                  RP GROWTH ETF
                         RP FOCUSED LARGE CAP GROWTH ETF
                                RP TECHNOLOGY ETF
                                RP FINANCIALS ETF

                          One Ferry Building, Suite 255
                             San Francisco, CA 94111


September 10, 2009

Grail Advisors, LLC
One Ferry Building, Suite 255
San Francisco, CA 94111

Dear Ladies and Gentlemen:

         RP Growth ETF, RP Focused Large Cap Growth ETF, RP Technology ETF and RP Financials ETF (the "Funds") are each a series of Grail Advisors ETF Trust, a Delaware statutory trust ("Trust").

         You hereby agree until the date noted on Schedule A ("Limitation Period"), to forgo current payment of fees and/or reimburse annual operating expenses of the Funds (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses of the Fund) ("Operating Expenses"), so that the Operating Expenses of each Fund are limited to the rate per annum, as noted on Schedule A, of that Fund's average daily net assets ("Expense Limitation").

         Each Fund agrees to repay you for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Fund's total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

         You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

         This Agreement is made and to be performed principally in the State of California, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this Agreement shall be in writing signed by the parties hereto.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    GRAIL ADVISORS ETF TRUST,
                                    on behalf of
                                    RP GROWTH ETF

                                    RP FOCUSED LARGE CAP GROWTH ETF

                                    RP TECHNOLOGY ETF

                                    RP FINANCIALS ETF

                                    By:
                                            ------------------------------------
                                            William M. Thomas
                                    Title:  President

The foregoing Agreement is hereby accepted as of September 10, 2009

GRAIL ADVISORS, LLC

By:
         -----------------------------------------------------
         William M. Thomas
Title:   Chief Executive Officer

                                   SCHEDULE A

Fund                                          Limitation         Expense
                                                Period         Limitation

RP Growth ETF                                 8/31/2010           0.89%
RP Focused Large Cap Growth ETF               8/31/2010           0.89%
RP Technology ETF                             8/31/2010           0.89%
RP Financials ETF                             8/31/2010           0.89%